Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

for

JONATHAN G. DRACHMAN, MD

This Executive Employment Agreement (the “Agreement”), made between Aquinox Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jonathan G. Drachman, MD (the “Executive” and, collectively with the Company, the “Parties”), is entered into as of August 5, 2019, to be effective as of the Effective Date (as defined below).

WHEREAS, Executive is the Chief Executive Officer of Neoleukin Therapeutics, Inc. (“Neoleukin”);

WHEREAS, the Company is entering into an Agreement and Plan of Merger with Neoleukin (the “Merger Agreement”), pursuant to which the Company will acquire Neoleukin pursuant to a merger (the “Merger”) of a wholly owned subsidiary of the Company with and into Neoleukin, with Neoleukin surviving the Merger;

WHEREAS, the Company desires for Executive to provide services to the Company following the closing of the Merger (the “Closing”, and the date of the closing, the “Effective Date”), and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Employment. This Agreement shall govern the terms of Executive’s employment with the Company, effective as of the Effective Date; provided that this Agreement shall automatically terminate and shall have no force or effect if the Merger Agreement is terminated in accordance with its terms and the Closing does not occur.

1.2 Position. Executive shall serve as the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.2 Duties and Location. Executive shall perform such duties as are typically performed by a Chief Executive Officer. Executive will report to the Company’s Board of Directors. Executive’s primary office location shall be the Company’s office located in Seattle, Washington.

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1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Three Hundred and Fifty Thousand U.S. Dollars ($350,000) per year (such base salary, as may be increased (but decreased) from time to time, the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus of up to 50% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (the “Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Annual Bonuses are typically paid no later than March 15th of the year following the applicable bonus year. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before any Annual Bonus is paid, except as otherwise expressly provided in Section 6.2 or Section 6.3 below.

3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Equity. On or as soon as practicable following the Effective Date, as an inducement to enter into this Agreement, the Company will grant Executive an option (the “Stock Option”) to purchase 1,650,000 shares of the Company’s common stock with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board. 1/4 of the shares underlying the Stock Option will vest and become exercisable on the one-year anniversary of the grant date, and 1/48th of the shares underlying the Stock Option will vest and become exercisable on a monthly basis thereafter, such that 100% of the shares underlying the Stock Option shall be vested and exercisable as of the four-year anniversary of the grant date, in each case so long as Executive remains employed by the Company through each applicable vesting date. The Stock Option will be subject to terms and conditions consistent with those provided in the Company’s 2014 Equity Incentive Plan, and will be governed in all respects by the terms of the stock option agreement to be entered into between Executive and the Company. Further details regarding the Stock Option will be provided to Executive upon approval of such grant by the Board.

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6. Termination of Employment; Severance.

6.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. In the event Executive’s employment relationship is terminated for any reason, Executive shall be entitled to receive Executive’s earned but unpaid Base Salary, unreimbursed business expenses properly incurred by Executive pursuant to Section 4 and any other compensation or benefit earned by or owed to (but not yet paid to) Executive through and including the date of termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which Executive’s employment terminated, or at such other date as shall be specified under the terms of the employee benefit plan pursuant to which such compensation or benefit is payable.

6.2 Severance Benefits for Termination Without Cause or Resignation with Good Reason Unrelated to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason prior to a Change of Control (as defined below) or more than twelve (12) months following a Change of Control, provided that Executive remains in compliance with the terms of this Agreement and subject to Section 7 below, the Company shall provide Executive with the following severance benefits:

(i) The Company shall pay Executive, as severance, the equivalent of nine (9) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii) Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) nine (9) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

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(iii) The Company shall pay Executive an amount equal to one year of bonus pay, to be calculated at target, pro-rated based on the portion of the plan year elapsed as of the date of termination, payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment in Section 6.2(i) above.

(iv) The unvested equity-based incentive compensation awards then held by Executive that would have vested and become exercisable in the twelve (12) month period immediately following the date of termination shall be accelerated and shall be deemed immediately vested and exercisable as of Executive’s last day of employment; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination (whether prior to or following a Change in Control), the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.

6.3 Severance Benefits for Termination Without Cause or Resignation with Good Reason Related to a Change of Control. In the event Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason during the twelve (12) month period immediately following a Change of Control, and provided that Executive remains in compliance with the terms of this Agreement and subject to Section 7 below, the Company shall provide Executive with the following severance benefits:

(i) The Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s base salary in effect as of the date of Executive’s employment termination. This severance will be paid in the form of salary continuation, payable on the Company’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.

(ii) Provided that Executive is then eligible for and timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable

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law, the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(iii) The Company shall pay Executive an amount equal to one year of bonus pay, to be calculated at target, payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment in Section 6.3(i) above. For the avoidance of doubt, the amount payable pursuant to this Section 6.3(iii) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.

(iv) The vesting of all unvested equity-based incentive compensation awards then held by Executive shall be accelerated such 100% of the shares underlying such awards shall be deemed immediately vested and exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.

6.4 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause, Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 6.1. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

(ii) Executive’s employment shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform the duties of his position for a period or periods aggregating ninety (90) calendar days in any period of one hundred eighty days (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties specified in Section 1 is the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this Section 6.3(ii), Executive shall not be entitled to receive any payments or benefits under this Agreement, other than as set forth in Section 6.1.

7. Conditions to Receipt of Severance Benefits. The receipt of the severance benefits set forth in Section 6.2 and Section 6.3 above will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) no later than 60

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days following the date of termination. No severance benefits will be paid or provided unless and until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. All payments and benefits that are payable upon a termination of employment hereunder shall be paid or provided only upon the Executive’s “separation from service” from the Company (within the meaning of Code Section 409A). For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s termination to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s termination with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. Definitions.

9.1 Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) a material breach of any of Executive’s obligations or duties pursuant to this Agreement, which remains uncured seven days after Executive becomes aware of the breach by formal written notification by the Company; (b) gross negligence or willful misconduct in the course of employment; (c) any action or activity that is contrary to applicable insider trading rules or any other applicable securities rules or legislation; or (d) a material act or omission involving substantial dishonesty or fraud that harms or would reasonably be expected to harm the Company.

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9.2 Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) any material and adverse change to Executive’s position, authority, responsibilities, or job location in effect under this Agreement; (b) any material reduction in base salary or bonus opportunity as provided under this Agreement; (c) an assignment to Executive of any duties materially inconsistent with Executive’s status as Chief Executive Officer; or (d) any failure to secure the agreement of any successor entity to fully assume the Company’s obligations under this Agreement. In order to resign for Good Reason, Executive must provide written notice to the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

9.3 Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following: (a) a merger, a consolidation, a reorganization or an arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (b) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a person or a group of persons different from a person or a group of persons holding those securities immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (c) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the Board or otherwise directly or indirectly control the management, affairs and business of the Company to a person or a group of persons different from a person or a group of persons holding this right immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); (d) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a person or a group of persons different from a person or a group of persons holding those assets immediately prior to such transaction (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company); or (e) a complete liquidation, dissolution or winding-up of the Company; provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

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10. Proprietary Information Obligations. As a condition of employment, Executive has previously executed and shall continue to abide by the Company’s standard form of Confidential Information, Invention Assignment Agreement (the “Confidentiality Agreement”).

11. Outside Activities During Employment.

11.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

11.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Seattle, Washington conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules or by another arbitration company if mutually agreed upon by Executive and Board. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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13. General Provisions.

13.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

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13.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Washington.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

AQUINOX PHARMACEUTICALS, INC, INC.

By:	/s/ Kamran Alam
Name:	Kamran Alam
Title:	Chief Financial Officer

JONATHAN G. DRACHMAN, MD

/s/ Jonathan G. Drachman, M.D.

[Signature Page to J. Drachman Employment Agreement]